Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

JMDT - JAMDAT MOBILE INC Conference Call - JAMDAT Mobile Acquires Blue Lava Wireless and Long Term Tetris License, and Pre-Announces Record Q1 2005 Revenues

Event Date/Time: Apr. 20. 2005 / 5:00PM ET

Event Duration: N/A

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CORPORATE PARTICIPANTS

Allyson Pooley

Integrated Corporate Relations - Moderator

Mitch Lasky

JAMDAT Mobile - CEO

Michael Marchetti

JAMDAT Mobile - CFO

CONFERENCE CALL PARTICIPANTS

Jeff Kvaal

Lehman Brothers - Analyst

Kevin Dede

Merriman - Analyst

Mark Argento

ThinkEquity Partners - Analyst

Mike Wallace

UBS - Analyst

Evan Wilson

Pacific Crest - Analyst

PRESENTATION

Operator

Greetings, ladies and gentlemen, and welcome to the JAMDAT Mobile conference call. At this time, all participants are in a listen only mode to prevent background noise. A brief question and answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Miss Allyson Pooley of Integrated Corporate Relations. Thank you. Miss Pooley, you may begin.

Allyson Pooley - Integrated Corporate Relations - Moderator

Thank you. Good afternoon, ladies and gentlemen, and thank you for joining us today to discuss JAMDAT Mobile’s acquisition of Blue Lava Wireless as well as the announcement of preliminary first quarter ‘05 results. On the call today from the Company are Mitch Lasky, Chief Executive Officer, and Michael Marchetti, Chief Financial Officer.

By now everyone should have access to the press release which went out at 1 PM Pacific time 4 PM Eastern time. If you have not received your release, it is available on the Investor Relations portion of JAMDAT’s website at www.jamdat.com.

Before we begin today, we would like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be placed upon them. For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to JAMDAT’s filings with the Securities and Exchange Commission, including its most recent annual report filed on Form 10-K as well as quarterly reports filed on Form 8-K. With that I would like to turn the call over to Mitch.

Mitch Lasky - JAMDAT Mobile - CEO

Good afternoon. Thank you very much for being on the call. First I want to apologize about the short notice of this call. We realize that most of you are in the middle of earnings season. Considering that we signed and closed this deal simultaneously, we didn’t have a lot of control over timing. So I did want to apologize in advance.

We scheduled this conference call today to announce that JAMDAT Mobile has completed the acquisition of wireless entertainment publisher and developer, Blue Lava Wireless, which is based in Honolulu, Hawaii. Blue Lava Wireless is a leading publisher of wireless entertainment products including Tetris, Tetris Deluxe, Tetris Cascade, District Tournament for Prizes, Blue Blocks, Dell Crossword Puzzles, Pinball Dragon and other products which are distributed through wireless carriers in the United States.

As part of the transaction, JAMDAT will require an exclusive 15-year worldwide license to the Tetris property on mobile telephony devices with an option to extend that license to 18 years.

Blue Lava’s employees will become employees of JAMDAT and Blue Lava’s founder Henk Rogers will become managing director of JAMDAT’s Hawaiian operations and will join our Board of Directors.

Under the terms of the purchase agreement, JAMDAT will pay approximately $137 million for Blue Lava, excluding payment of approximately $3.7 million for net cash and accounts receivables. The purchase price is comprised of $60 million in cash and 4,050,000 shares of JAMDAT’s stock at closing  (1 million of which will be set aside in escrow to cover any indemnification claims we may have over the next three years), and a deferred payment of $13.7 million which can be paid in cash or stock at JAMDAT’s option.

Today, we are going to discuss the transaction and the importance of the Blue Lava acquisition for JAMDAT as well as provide you a preview of our first quarter revenues. We will update our 2005 guidance to incorporate the impact of this transaction in our conference call scheduled for May 5.

The acquisition of Blue Lava has three important benefits for JAMDAT.

The first benefit is the addition of the Tetris property to JAMDAT’s existing portfolio of intellectual property. Tetris is one of the most powerful and recognizable brands in games, and we believe specifically one of the most successful brands in wireless entertainment.  Tetris was first developed in the former Soviet Union in 1985 and has remained a perennial bestseller for 20 years. Tetris is currently among the top-selling wireless games on virtually every carrier around the world where it is deployed. We believe it appeals equally to men and to women, young and old, and is perfectly suited for the wireless platform.

JAMDAT will immediately acquire the right to publish Tetris on mobile devices in North America, Latin America, and India. Tetris has never before been distributed on mobile phones in India or Latin America, and we believe that these regions represent a significant growth opportunity for the Tetris brand and for JAMDAT.

Additionally, between now and the end of the year, JAMDAT’s right to publish Tetris in Europe, China, India, Japan, Korea, Australia and New Zealand will become effective as existing sublicenses expire in those territories. By Christmas 2005, worldwide Tetris wireless rights will be united for the first time under a single publisher — JAMDAT.

As you know, JAMDAT has consistently sought to build the finest portfolio of intellectual properties in the wireless entertainment industry. By adding Tetris to our existing library of bestsellers like JAMDAT Bowling, Downtown Texas Hold’em, Scrabble, Lord of the Rings, Tony Hawk’s Underground, and Bejeweled, we believe we are positioned to be the number one publisher of wireless games by a wide margin.

Combined with our direct league sports licenses, which now include exclusive rights to Major League Baseball as well as our existing non-exclusive licenses to the NFL, NBA and NHL, our proven casual game franchises and our core action properties, we have the unique ability to offer a full range of hit titles, both to carriers and directly to consumers around the world.

We will continue to sell Tetris through existing carrier channels while expanding distribution opportunities for the product through avenues such as direct sales from our website, retail distribution through our exclusive partnership with RadioShack, and other direct to consumer offerings. We believe the unique and widespread popularity of Tetris makes it a natural anchor property for any such direct to consumer sales strategy.

The second benefit of the transaction is increased scale. In 2004, Blue Lava generated over $12 million of revenue in the U.S. alone. Again, this does not include any revenue from the international rights that are a part of this acquisition. JAMDAT’s acquisition of Blue Lava will be immediately accretive to our earnings. We currently estimate that it will add approximately $0.10 per diluted share to our full year 2005 GAAP earnings from U.S. distribution and partial year international distribution.

We are very optimistic about the potential for additional earnings growth in the future after we have fully deployed Tetris in international market and integrated Blue Lava’s talented development studio.

This acquisition will combine two strong and two profitable companies who share a vision for the future of wireless entertainment and a commitment to continued profitable growth. We believe that the combination of the Tetris properties with JAMDAT’s global distribution platform and publishing infrastructure positions JAMDAT to continue to be a leader by revenue and profitability in the rapidly growing wireless entertainment market for years to come.

The third benefit of the transaction is increased leverage in international markets. JAMDAT has made a strategic commitment to growing its global distribution; and Tetris will be a key component of that strategy.

By Christmas of this year, JAMDAT will have worldwide wireless rights to Tetris. And in 2006, we intend to be distributing Tetris in every important wireless content market across the globe, along with JAMDAT’s existing portfolio of hit products. We believe that Tetris is one of the best-selling mobile games in almost every market in which it is distributed in the U.S., in Europe and in Japan and Korea. For example according to the Entertainment and Leisure Software Publishers Association, Tetris was the most popular game for the past year in the United Kingdom where it was the No. 1 selling game for eight out of the last 12 months.

More importantly, JAMDAT will be able to take advantage of multiplayer and tournament versions of Tetris like the soon-to-be released Tetris Battle to create a global community of Tetris players. The worldwide popularity of Tetris and the fact that it sells so strongly in so many markets makes it a unique and powerful brand and an ideal product for creating a global wireless community.

We believe that Henk Rogers, Blue Lava’s CEO, will play an important role for JAMDAT in growing the international presence of Tetris and JAMDAT’s other brands. Henk is an industry veteran with deep contacts in Japan and other key Asian markets and we are particularly excited to add his talents to our management team and our Board of Directors.

In summary, we are extremely optimistic about the future of the wireless entertainment industry. The leading indicators point to sustained growth as next-generation handsets continue to proliferate around the world. We are committed to maintaining a leading position in this exciting new market and the acquisition of Blue Lava Wireless is consistent with our strategy of providing consumers everywhere with a broad portfolio of the highest quality wireless products available.

We intend to announce our 2005 first quarter results in two weeks on May 5. At that time, we will update our full year guidance to incorporate the effects of the Blue Lava acquisition. However I did want to provide a preview of our first quarter revenues at this time.

For the first quarter of 2005, JAMDAT generated approximately $15 million in revenue, up approximately 30% sequentially from our already strong Q4 performance and above our previous guidance of $14.1 million. This represents our strongest sequential growth quarter in the last year. We also expect that our GAAP and adjusted earnings per share will be above previous guidance. We will have approximately $30 million in cash and receivables following this transaction and have access to up to $10 million of additional borrowings under a $25 million credit facility that we’ve put in place which we believe to be sufficient for strategic and operational needs.

We are extremely pleased with our first quarter results and we believe that we continue to reap the rewards of our strategy of investment in innovative products, intellectual property, and development and licensing and global distribution. On the heels of our strongest quarter ever, we are acquiring Blue Lava Wireless and the worldwide wireless rights to the Tetris property, which we believe will serve as a catalyst to our future revenue and earnings growth. We expect to continue our successful progress well into the future. Thank you.

Now I would like to turn the call back over to the operator for questions. Please keep in mind that we will be taking questions regarding this acquisition. We are not going to discuss our Q1 preliminary results in any more detail at this time.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Jeff Kvaal. Lehman Brothers.

Jeff Kvaal - Lehman Brothers - Analyst

Two questions. First. To what extent can you give us a sense for the revenue mix that comes from Blue Lava or what the revenues may have been last year or this upcoming year? Secondly, could you talk a little bit to what extent you consider the role of cash versus stock in the acquisition? Thank you.

Michael Marchetti - JAMDAT Mobile - CFO

I will take the first one first. It’s Michael. Revenue for Blue Lava last year was about $12.1 million. Over 90% of that came from the Tetris properties. Again for 2005 we are not going to discuss the revenues at this time. In terms of the split of cash versus stock, it was just a process of negotiations and what we thought provided the best results and upside for both parties in the future as we continued to leverage the Tetris properties.

Jeff Kvaal - Lehman Brothers - Analyst

How comfortable, Michael, are you with $30 million in cash?

Michael Marchetti - JAMDAT Mobile - CFO

Given the cash flow generation potential that we currently are seeing going forward, very comfortable.

Jeff Kvaal - Lehman Brothers - Analyst

Would you consider another capital event in the future?

Michael Marchetti - JAMDAT Mobile - CFO

At this time, we have sufficient capital to continue to execute on the business schedule we have laid out.

Operator

Kevin DeDe with Merriman.

Kevin Dede - Merriman - Analyst

Awesome job on the quarter and congrats on a great acquisition. It is very exciting.

Mitch, could you just give us a little more clue on how you plan — obviously you detailed to some extent how you plan to leverage their position but it’s not clear to me where you see their best avenues of growth. Is it developing further titles along the Tetris line? Or is it leveraging other markets?

Mitch Lasky - JAMDAT Mobile - CEO

I think it’s a combination of both. I think first and most importantly it is the leverage of the Tetris brand in its existing deployed markets. Taking advantage of the continued growth of handsets in those markets. Tetris is a product that is extremely well positioned to capture market share, as mobile phones continue to proliferate to the mass-market. No. 1. No. 2, we are very excited about the possibility for the Tetris property in developing markets like China, India, and Latin America where it has not as yet had wide distribution. We believe that the international cross-cultural popularity of the Tetris brand makes it a natural for exploitation in those markets.

Then, finally, I think the Blue Lava team is extremely talented. They’ve developed a lot of very interesting and innovative products over the years and we are very excited about seeing what they come up with in the future. But I think, principally, the value of the deal rests on the first two components.

Kevin Dede - Merriman - Analyst

Can you give us a feeling for how well C Valley is working for you.  I mean I know it is kind of early, but is that the agent you are hoping to leverage?

Mitch Lasky - JAMDAT Mobile - CEO

We are not going to talk about that at this time. But we will hopefully address that in two weeks in our next call.

Kevin Dede - Merriman - Analyst

Have you noticed an improvement on take-up rates and multiplayer? Obviously, well I mean you mentioned the competitive version of Tetris — multiplayer. I was just wondering if you see that improving as a percentage of your mix?

Mitch Lasky - JAMDAT Mobile - CEO

We feel that existing deployed JAMDAT multiplayer product continue to show very strong results. And we are very excited about the addition of a product like Tetris Battle to that mix. We feel we have one of the strongest multiplayer offerings in the industry and we are going to continue to invest inmMultiplayer. We believe strongly in it.

Kevin Dede - Merriman - Analyst

How many people besides Henk are you getting?

Mitch Lasky - JAMDAT Mobile - CEO

Approximately 30 in the Hawaiian studio.

Kevin Dede - Merriman - Analyst

And are they all mostly development?

Mitch Lasky - JAMDAT Mobile - CEO

Yes.

Kevin Dede - Merriman - Analyst

Today does Tetris do, or I’m sorry, Blue Lava do, external development as you do in some cases?

Mitch Lasky - JAMDAT Mobile - CEO

A little bit. But we are primarily concentrating on the studio in the Hawaiian capital, Honolulu.

Operator

Jeff Kvaal.

Jeff Kvaal - Lehman Brothers - Analyst

Could you discuss the margin structure at all of Blue Lava and how that compares to where you folks are?

Michael Marchetti - JAMDAT Mobile - CFO

Again, we are going to address that next week. In terms of margin structure, overall, it’s obviously a very similar business model to ours. It’s a licensed property. I think we’re getting more into margin on our next call.

I think one of the attractive aspects of the deal was the similarity of models between Blue Lava and JAMDAT.

Maybe to be more specific, Jeff, what exactly are you asking?

Jeff Kvaal - Lehman Brothers - Analyst

Just on the operating margin or gross margin line?

Michael Marchetti - JAMDAT Mobile - CFO

On operating margin, obviously it is significantly better than even our operating margins.

Jeff Kvaal - Lehman Brothers - Analyst

Does this have an effect on your — on the lockup? Are these shares free to be sold?

Michael Marchetti - JAMDAT Mobile - CFO

They are restricted shares. They will be locked up for one year unless there is a registration event that takes place. But then, after that, they would be subject to a quarterly limitation of 250,000 shares per quarter maximum after that point.

Jeff Kvaal - Lehman Brothers - Analyst

Could you give us any color on the progression of the $0.10 earnings estimates? If that should be weighted towards the second half of the year as new geographies get rolled out.

Michael Marchetti - JAMDAT Mobile - CFO

Yes I think that will probably be a safe way to do it.

Jeff Kvaal - Lehman Brothers - Analyst

It is difficult because you have a lot of earnings upside to put into these models. So I am trying to keep that separate.

Michael Marchetti - JAMDAT Mobile - CFO

We will try and give you a lot more clarity in our May 5th call.

Operator

Mark Argento with ThinkEquity Partners.

Mark Argento - ThinkEquity Partners - Analyst

Trying to dig down a little bit. Can you give us any visibility on what the Blue Lava revenues were for ‘03? Just trying to see if growth rate or even if you can contrast some quarterly revenue growth rates —

Michael Marchetti - JAMDAT Mobile - CFO

Sure ‘02 was about $2 million, I believe. $2 to $3 million.

Did you say ‘03 or ‘02?

Mark Argento - ThinkEquity Partners - Analyst

2003.

Michael Marchetti - JAMDAT Mobile - CFO

Yes ‘03 was about $3 million.

Mark Argento - ThinkEquity Partners - Analyst

And that went to $12 million in ‘04?

Michael Marchetti - JAMDAT Mobile - CFO

Yes, $12 million in ‘04.

Mark Argento - ThinkEquity Partners - Analyst

In terms, if you’re willing to talk quarterly run rate, what you saw the business at for March quarter, December quarter?

Michael Marchetti - JAMDAT Mobile - CFO

No. We don’t have anything to say about that March quarter at this point. We will say that they just launched on Cingular  in the past month. So they weren’t on Cingular for all of 2004. And not for Q1 either. So, obviously, we’ve discussed Cingular in our results over the past call which has been a meaningful contributor to our results.

Mark Argento - ThinkEquity Partners - Analyst

In terms of the license you are actually acquiring, Blue Lava which actually holds the license to the Tetris properties on the wireless for this 15 years, so there’s actually another owner of this license?

Mitch Lasky - JAMDAT Mobile - CEO

Yes. The Tetris brand on a whole is owned by the Tetris Company. And the Tetris Company is an intellectual property holding company that manages the brand, not just in the wireless space but in videogame consoles and PCs, etc., etc.

We are acquiring Blue Lava, who is the publishing entity for the property in North America and simultaneously acquiring the license — a 15-year license — for the worldwide territory.

Mark Argento - ThinkEquity Partners - Analyst

Is that through Blue Lava? Was that already pre-existing in Blue Lava or was that a separate deal that you did with Tetris holding company?

Mitch Lasky - JAMDAT Mobile - CEO

Yes. I mean it is all part of the acquisition.

Mark Argento - ThinkEquity Partners - Analyst

So long story short, there’s no - I mean of course, there is no issue with the transferability of the license or anything like that?

Mitch Lasky - JAMDAT Mobile - CEO

No. Absolutely not.

Operator

Mike Wallace with UBS.

Mike Wallace - UBS - Analyst

Michael, is Blue Lava cash flow positive now? Were they cash flow positive last year?

Michael Marchetti - JAMDAT Mobile - CFO

Yes they are.

Mike Wallace - UBS - Analyst

They are — okay. Yes and yes?

Michael Marchetti  — JAMDAT Mobile - CFO

Yes and yes.

Mike Wallace - UBS - Analyst

Who has the Tetris license in Europe now?

Ifone.

Mike Wallace - UBS - Analyst

So you will own that, presumably you will license it out in Europe or will you use sublicenses? I assume there’s no reason to do that. You’ll just license it directly to whomever?

Michael Marchetti - JAMDAT Mobile - CFO

Our intention is to distribute it directly in Europe.

Mike Wallace - UBS - Analyst

And is that 15 years from now?

Michael Marchetti - JAMDAT Mobile - CFO

Yes.

Operator

Evan Wilson with Pacific Crest.

Evan Wilson - Pacific Crest - Analyst

I would like to ask Jeff’s question another way. Could you give us a little more detail on when you’ll be able to roll Tetris out over Europe, Asia and Oceania?

Mitch Lasky - JAMDAT Mobile - CEO

We actually can’t but we can say that by the fourth quarter or into the fourth quarter of this year, we will have assumed control of the property worldwide. We can’t discuss for a variety of reasons.

Michael Marchetti - JAMDAT Mobile - CFO

Let’s say by January of 2006 all the rights will be at JAMDAT.

Evan Wilson - Pacific Crest - Analyst

Just a housekeeping question. After Blue Lava, how many studios do you guys have and how many developers do you have?

Mitch Lasky - JAMDAT Mobile - CEO

We have got a large studio in Montreal, Canada. We now have one in Honolulu. We have a small studio in Hyderabad, India and we have our studio here in Los Angeles, California. So we have four studios. In aggregate, looking at developers, artists, producers, etc., I would say we are probably at about 160 to 170.

Operator

(OPERATOR INSTRUCTIONS) Kevin Dede.

Kevin Dede - Merriman - Analyst

Mitch, could you just give us an update on Downtown? I know you’re going to talk more about it in a couple weeks, but how long did it take you to get things integrated there and is that studio closed?

Mitch Lasky - JAMDAT Mobile - CEO

No Downtown is still — it’s still active but —

Michael Marchetti - JAMDAT Mobile - CFO

They’re here in L.A.

Mitch Lasky - JAMDAT Mobile - CEO

Yes, they’re in L.A. We sort of considered them when I was thinking about our L.A. studio presence they are literally right down the street. That — they still do very well for us. Product did well in the first quarter. We are not going to talk about it here today but, yes, we’re very pleased with the results from our acquisition of Downtown.

Kevin Dede - Merriman - Analyst

Is it fair to assume that the same type of integration can happen with the Honolulu?

Michael Marchetti - JAMDAT Mobile - CFO

Yes. We fully expect that will be able to hit the ground running.

Kevin Dede - Merriman - Analyst

Back office systems, etc.?

Michael Marchetti - JAMDAT Mobile - CFO

Yes. Thank you. Thank you very much and thank you all for participating in the call.

Operator

Ladies and gentlemen, this concludes today’s teleconference. Thank you for your participation.